Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Tuesday, May 17, 2005

(432) 620-0300

KEY ENERGY PROVIDES APRIL RIG HOURS AND
SELECT FINANCIAL DATA

MIDLAND, TX, May 17, 2005 – Key Energy Services, Inc. (Pink Sheets: KEGS) today announced rig hours for the month of April 2005.  The Company also announced select financial data for the quarter ended March 31, 2005. The Company is providing this information to investors as part of the consent from the holders of the Company’s 6 3/8% senior notes due 2013 and its 8 3/8% senior notes due 2008.  In a separate press release today, the Company provided an update on its restatement process.

ACTIVITY UPDATE

The Company announced its intent to divest its well servicing operations in the state of Michigan.  The sale, which is expected to close today for approximately $6.5 million in cash, consists of well service rigs and various oilfield trucking assets.  The Company anticipates taking a loss on the sale, but has not yet quantified the amount of the loss.  The Company elected to divest the Michigan operation because that market did not meet the Company’s activity level threshold and most of the equipment that was sold had limited application in other regions.  During 2004, the Michigan operation generated rig hours of approximately 15,977 and truck hours of approximately 36,605.  The Company also announced that it is extending the contract for three of the five Egypt well service rigs to June 30, 2005 at the request of the customer.  At this time, the Company anticipates that it will relocate all of the Egyptian assets to either the U.S. or Argentine market upon the final termination of the contract.  Under terms of the contract, the Company’s customer is required to pay for the demobilization costs.

6 Desta Drive, Midland, TX 79705

ACTIVITY LEVELS

	Month Ending
	4/30/2005	3/31/2005	4/30/2004
Working Days	21	22	21
Rig Hours	216,004	221,864	201,853
Trucking Hours	213,717	232,675	240,497

The Company calculates working days as total weekdays for the month less any company holidays that fall in that month.  For the month of May 2005, there are 21 working days.

Commenting on activity levels, Dick Alario, Chairman and CEO stated, “We are very pleased with the strength of our operations and believe that market conditions should continue to improve during the balance of 2005.  We are seeing increased demand for our rig and pressure pumping services and in recent weeks, we have received customer inquiries for long term contracts for incremental rigs.  This incremental demand is having a positive impact on pricing and during April and May, we have continued our regional price increases.  Further, our rig activity improved slightly in April.”

Mr. Alario concluded, “In a separate press release today, we provided an update on our restatement process.  We want to thank all of our stakeholders for their patience during this process.  We are committed to completing the restatement as quickly as possible; however, we can’t understate how important it is for the Company and this management team to make sure that the process is completed fully and correctly.  We do intend to maintain open communication with the financial community and will continue to host regular conference calls to provide activity and financial updates.”

SELECT FINANCIAL DATA

Set forth below is certain financial information for the Company for the quarter ended March 31, 2005. The information provided has been prepared by management in accordance with generally accepted accounting principles but is unaudited and has not been reviewed by the Company’s independent accountants.  The table does not contain all the information or notes that would be included in the Company’s financial statements.

	Quarter Ended	Quarter Ended
	3/31/05	3/31/04
	(In thousands - Unaudited)	(In thousands - Unaudited)
Select Operating Data:
Revenues
Well servicing (1)	$218,712	$194,395
Pressure Pumping	30,504	18,059
Fishing and Rental Services	20,367	18,694
Other	242	(249)
Total revenues	$269,825	$230,899

Costs and Expenses
Well servicing	$148,736	$132,930
Pressure Pumping	19,237	13,675
Fishing and Rental Services	12,808	11,792
General and administrative (2)	36,295	26,699
Interest (3)	14,007	9,936

	3/31/05	12/31/04
	(In thousands - Unaudited)	(In thousands - Unaudited)
Select Balance Sheet Data:
Current Assets
Cash and cash equivalents (4), (5)	$93,011	$19,261

Accounts receivable, net of allowance for doubtful accounts	197,149	212,351
Inventories	20,405	18,500
Prepaid expenses and other current assets	34,624	20,197
Total current assets	$345,189	$270,309

Current Liabilities
Accounts payable	59,132	59,872
Other accrued liabilities	79,493	71,304
Accrued interest	6,396	9,729
Current portion of long-term debt and capital lease obligations	3,971	4,326
Total current liabilities	$148,992	$145,231

Long-term debt, less current portion (6)	$473,815	$473,878
Capital lease obligations, less current portion	7,942	8,677
Deferred Revenue	525	557
Non-current accrued expenses	39,336	40,258

SUPPLEMENTAL REVENUE DATA

	Quarter Ending
	3/31/2004	6/30/2004	9/30/2004	12/31/2004
Revenue: (7)
Well Servicing	$194,395	$201,968	$213,612	$211,961
Pressure Pumping	18,059	22,680	24,525	25,963
Fishing and Rental Services	18,694	18,863	20,345	20,610
Other	(249)	22	591	(5,922)
Total Revenue	$230,899	$243,533	$259,073	$252,612

NOTES

(1)   The Well Servicing category includes the financial results of the Company’s remaining contract drilling assets which are located in Argentina, Appalachia and the Powder River Basin of Wyoming.

(2)   General and administrative costs for the quarter ended March 31, 2005 include: (1) $1.0 million of severance costs associated with the Company’s former Chief Financial Officer, (2) bad debt expense of $4,840,000.

(3)   Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $497,000 for the quarter ended March 31, 2005 and $597,000 for the quarter ended March 31, 2004.

(4)   Cash and short term investments at May 16, 2005 totaled approximately $107 million.

(5)   Capital expenditures were approximately $24,953,000 million for the quarter ended March 31, 2005 and approximately $17,170,000 for the quarter ended March 31, 2004.

(6)   Outstanding borrowings under the Company’s revolving credit facility at May 16, 2005 totaled approximately $48,000,000.

(7)   Beginning the first quarter of 2005, the Company is providing the revenue information for pressure pumping and fishing and rental services as separate line items.  This supplementary data is provided in connection therewith.

The information herein represents the results for only one month; ordinarily the Company reports financial information on a quarterly basis, and the information herein is not necessarily indicative of the results that may be reported for the full quarter ended March 31, 2005, or the fiscal year ended December 31,2005.  The information herein is selected financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements.  Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements.  It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2005 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 and 2004 financial statements; risks that the Company will not be able to obtain necessary waivers from its bank group and other lenders; risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to complete the sale of the Michigan assets; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; and risks affecting activity levels for rig hours.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.